Neose Technologies, Inc.

102 Witmer Road
Horsham, Pennsylvania 19044

April 6, 2005

Dear Stockholder:

          You are invited to attend the Annual Meeting of Stockholders of Neose Technologies, Inc. on May 3, 2005 at our offices at 102 Witmer Road, Horsham, Pennsylvania. You will have the opportunity to ask questions and make comments. Enclosed with this letter are your Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy voting card, and 2004 Annual Report to Stockholders.

          At this year’s meeting, you will be asked to elect nine directors to serve a term of one year each, to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2005, and to increase the number of shares issuable under our 2004 Equity Incentive Plan.

          I hope that you attend the meeting. Whether or not you plan to be with us, please sign, date, and return your voting card promptly in the enclosed envelope.

Sincerely,

C. Boyd Clarke
President and Chief Executive Officer

Neose Technologies, Inc.

102 Witmer Road
Horsham, Pennsylvania 19044

Notice of Annual Meeting of Stockholders
to be held May 3, 2005

To the Stockholders of Neose Technologies, Inc.:

          The 2005 Annual Meeting of Stockholders will be held at our offices at 102 Witmer Road, Horsham, Pennsylvania on Thursday, May 3, 2005 at 9:00 a.m.  During the Annual Meeting, stockholders will be asked to:

1.	Elect nine directors to serve for a term of one year or until the election and qualification of their successors;

2.	Ratify the appointment of our independent registered public accounting firm for fiscal 2005;

3.	Approve an amendment to our 2004 Equity Incentive Plan to increase the number of shares issuable under the plan by 500,000 (which represents 1.5% of the shares outstanding as of March 14, 2005); and

4.	Transact any other business properly brought before the Annual Meeting.

          If you are a stockholder as of March 14, 2005, you may vote at the meeting. The date of mailing this Notice of Meeting and Proxy Statement is on or about April 6, 2005.

By order of the Board of Directors

Debra J. Poul
Secretary

Proxy Statement

          This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about April 6, 2005, to owners of shares of common stock of Neose Technologies, Inc. in connection with the solicitation of proxies by the Board of Directors for our Annual Meeting of Stockholders. This proxy procedure is necessary to permit all stockholders, many of whom are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

About the Meeting:  Questions and Answers

What am I voting on?

1.	The election of nine directors for a one-year term or until the election and qualification of their successors.
2.	The ratification of the appointment of KPMG LLP, certified public accountants, as our independent registered public accounting firm for fiscal 2005.
3.	An amendment to our 2004 Equity Incentive Plan to increase the number of shares issuable under the plan by 500,000 shares (which represents 1.5% of the shares outstanding as of March 14, 2005).
4.	Any other business that properly comes before the meeting for a vote.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Common stockholders of record at the close of business on March 14, 2005 may vote at the Annual Meeting. Each share has one vote. There were 32,782,372 shares of common stock outstanding on March 14, 2005. From April 20, 2005 through May 2, 2005, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Debra J. Poul, our Corporate Secretary, at (215) 315-9000 to arrange a visit to our offices.

How do I vote?

The Company encourages you to use the electronic means available to you to vote your shares.  How you vote will depend on how you hold your shares of Neose Technologies stock.

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a stockholder of record with respect to those shares, and these proxy materials are being sent directly to you.  As a stockholder of record, you have the right to vote in person at the Annual Meeting or by proxy.  There are two ways you can vote by proxy:

• Vote by internet – www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information.  Have your proxy card in hand when you access the website.  You will be prompted to enter your 12-digit Control Number, which is located below the voting instructions on your proxy card, to obtain your records and create an electronic voting instruction form.

• Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Neose Technologies, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.  By doing this, you will be designating C. Boyd Clarke, our President and Chief Executive Officer, A. Brian Davis, our Senior Vice President and Chief Financial Officer, and Debra J. Poul, our Senior Vice President, General Counsel and Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.

Voting by either of these methods will not affect your right to attend the Annual Meeting and vote in person.

Beneficial Owners

Most stockholders of the Company hold their shares in “street name” through a stockbroker, bank or other nominee, rather than directly in their own name.  If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your stockbroker, bank or other nominee who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your stockbroker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your stockbroker, bank or other nominee has enclosed a voting instruction form for you to use in directing the stockbroker, bank or other nominee in how to vote your shares.

Stockbrokers, banks or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners.  Stockbrokers, banks or other nominees will have this discretionary authority with respect to the election of directors and the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to the amendment to the 2004 Equity Incentive Plan.  As a result, where stockbrokers, banks or other nominees submit proxies but are otherwise prohibited and thus must refrain from exercising discretionary authority in voting shares on certain matters, such as the amendment to the 2004 Equity Incentive Plan, for beneficial owners who have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have no effect in the outcome of such matters other than having the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote is required for approval of such matters.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. If you are unable to attend the Annual Meeting, please use the means available to you to vote by proxy so that your shares of common stock may be voted.

How will my proxy vote my shares?

Your proxy will vote according to your instructions. If you complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of directors (see Proposal 1) and “FOR” Proposals 2 and 3. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.

How do I change my vote?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	Notifying our Corporate Secretary, Debra J. Poul, in writing at 102 Witmer Road, Horsham, PA 19044, that you are revoking your proxy;
•	Signing a new proxy card and sending it to us; or
•	Attending and voting by ballot at the Annual Meeting.

If your shares are held in “street name” by your stockbroker, bank or other nominee, you must submit new voting instructions to your stockbroker, bank or other nominee.

Who will count the votes?

An officer of Neose Technologies, Inc. will act as the inspector of election and count the votes.

What constitutes a quorum?

The holders of 50% of the 32,782,372 shares issued and outstanding as of the record date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a date when a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each proposal?

Election of Directors.  For Proposal 1, the election of directors, the nominees will be elected by plurality of the votes cast at the Annual Meeting. This means that the nine nominees with the most votes for election will be elected.  You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

Ratification of the Appointment of Independent Registered Public Accounting Firm.  For Proposal 2, ratification of the appointment of our independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to this matter will not be voted, although it will be counted for purposes of determining the number of shares of common stock represented in person or by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.

Amendment to our 2004 Equity Incentive Plan.  For Proposal 3, an amendment to our 2004 Equity Incentive Plan, the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to this matter will not be voted, although it will be counted for purposes of determining the number of shares of common stock represented in person or by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.

Other Proposals.  Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the meeting in order to be approved. On any such proposal, abstentions would be counted in the tabulation of the votes cast by stockholders as negative votes. Broker non-votes would not be counted in the tabulation of the votes cast on the proposal.

What percentage of our common shares do the directors and officers own?

As of March 14, 2005, our current directors and executive officers beneficially owned approximately 12.0% of our common stock. See the discussion under the heading “Stock Ownership of our Directors, Executive Officers, and 5% Beneficial Owners” on page 13 for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

Neose Technologies, Inc., on behalf of the Board of Directors, through its directors, officers, and employees, is soliciting proxies primarily by mail. In addition, proxies may also be solicited in person, by telephone, or facsimile. We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of our common stock.

When are stockholder proposals for next year’s Annual Meeting due?

To be included in the mailing of the Notice of Annual Meeting of Stockholders, Proxy Statement, and Proxy voting card for next year’s annual meeting, proposed stockholder proposals must be received on or after November 8, 2005 and on or before December 8, 2005 by our Corporate Secretary, at 102 Witmer Road, Horsham, PA 19044. You should submit any proposal by a method that permits you to prove the date of delivery to us. See the discussion under the heading “Requirements for Advance Notification of Nominations and Stockholder Proposals” beginning on page 36 for information regarding certain procedures provided by our By-Laws with respect to stockholder proposals and nominations of directors.

Who is our independent registered public accounting firm, and will they be represented at the Annual Meeting?

KMPG LLP served as the independent registered public accounting firm auditing our financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of our assessment of our internal control over financial reporting for 2004, and has been appointed to audit and report on our financial statements for 2005.  We expect that representatives of KPMG LLP will be present at the Annual Meeting.  They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions after the meeting.

Will the directors be in attendance at the meeting?

We currently expect all of our directors to be in attendance at the Annual Meeting. It has been customary for our directors to attend our annual meetings of stockholders. All of the directors attended the 2004 Annual Meeting of Stockholders, except Mark H. Rachesky, M.D.

How may I obtain a copy of Neose’s Form 10-K or additional copies of this proxy statement?

You may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2004, by writing to our Corporate Secretary at 102 Witmer Road, Horsham, Pennsylvania, 19044 or via e-mail at info@neose.com.  We will send you a copy of this document without charge, upon request.

Governance of the Company

          Our business, property and affairs are managed by, or under the direction of, our Board of Directors, in accordance with the General Corporation Law of the State of Delaware and our By-laws.  Members of the Board of Directors are kept informed of our business through discussions with the President and Chief Executive Officer and key members of management, by reviewing materials provided to them by management, and by participating in meetings of the Board of Directors and its Committees.

          Our President and Chief Executive Officer, C. Boyd Clarke, has also served as Chairman of our Board of Directors since May 6, 2003, when he succeeded Stephen A. Roth, who had served as Chairman of the Board since 1994. Prior to appointing Mr. Clarke as Chairman, earlier in 2004 and again in 2005, the Corporate Governance Committee considered whether the positions of Chairman and Chief Executive Officer should be held by different people.  The Committee concluded, on each occasion, that it was appropriate during this stage of our development to have Mr. Clarke hold both of these positions, while recognizing the need to reevaluate this decision over time.  As noted below, the Chairman of the Corporate Governance Committee performs several important independent functions relating to our governance.

          During 2004, the Board of Directors held six meetings and the Committees held a total of 18 meetings.  All of the Board members attended at least 80% of the meetings of the Board of Directors held during 2004.  All of the Board members attended at least 80% of the meetings of Committees of the Board on which they served during 2004, except Dr. Roth missed one of two Scientific Review Committee meetings and Douglas J. MacMaster, Jr. missed one of three Corporate Governance Committee meetings.

          The Board of Directors has provided two methods for stockholders to communicate with the Board. Stockholder communications may be sent to the Board by email to boardofdirectors@neose.com or by mail addressed to:  Board of Directors, Neose Technologies, Inc., 102 Witmer Road, Horsham, PA 19044.

          We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies.  Based on this review, we have adopted, and will continue to adopt, changes that the Board of Directors believes are the best corporate governance policies and practices for the Company.  We have adopted changes and will continue to adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and subsequent rule changes made by the Securities and Exchange Commission (“SEC”) and NASDAQ.

Independence of Directors

          In December 2002, the Board of Directors adopted a set of Corporate Governance Principles, addressing, among other things, standards for evaluating the independence of our directors.  The full text of these Principles can be found on our website at www.neose.com (under the section entitled “About Neose”).

          According to these Principles, no director is considered “independent” unless the Board has affirmatively determined that the director has no material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has such a relationship with the Company).  These Principles comply with the applicable rules of the SEC and NASDAQ. Pursuant to these Principles, the Board undertook its annual review of director independence in February 2005.  After considering all relevant facts and circumstances, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of the Company under the standards set forth in the Corporate Governance Principles and applicable SEC and NASDAQ rules, with the exception of Mr. Clarke.

Committees of the Board of Directors

          The Board of Directors has four Committees:  the Audit Committee (which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended), the Compensation Committee, the Corporate Governance Committee, and the Scientific Review Committee.  Lowell E. Sears (Chairman), Brian H. Dovey and William F. Hamilton, Ph.D. are the current members of the Audit Committee. Douglas J. MacMaster, Jr. (Chairman), L. Patrick Gage, Ph.D., and Elizabeth H. S. Wyatt are the current members of the Compensation Committee.  Dr. Hamilton (Chairman), Mr. MacMaster, Mr. Sears, and Ms. Wyatt are the current members of the Corporate Governance Committee.  Dr. Gage (Chairman) and Stephen A. Roth, Ph.D. are the current members of the Scientific Review Committee.  After the Annual Meeting, at which time Dr. Roth will retire and H. Stewart  Parker will join the Board, the members of the Compensation Committee will be Mr. MacMaster (Chairman), Dr. Gage, and Ms. Parker, and the members of the Scientific Review Committee will be L. Patrick Gage, Ph.D. (Chairman) and Ms. Wyatt.

          All members of the Audit, Compensation and Corporate Governance Committees are required to be “independent” as that term is defined in the Corporate Governance Principles adopted by the Board of Directors in December 2002.

          Audit Committee

          The Audit Committee consists of three non-employee directors, all of whom are “independent” as defined in our Corporate Governance Principles and under the rules of the SEC and NASDAQ.  In addition, the Board of Directors has determined that Mr. Sears, the Chairman of our Audit Committee, qualifies as an “audit committee financial expert” as defined in the rules of the SEC.  The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.neose.com (under “About Neose”).  The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm.  The charter also gives the Audit Committee broader authority to fulfill its obligations under SEC and NASDAQ requirements. The Report of the Audit Committee is set forth on page 11 of this Proxy Statement.

          Compensation Committee

          The Compensation Committee consists of three non-employee directors, all of whom are “independent” under the rules of NASDAQ and as defined in our Corporate Governance Principles, and are also “Non-Employee Directors” as defined in SEC Rule 16(b)-3 and “Outside Directors” as defined under the treasury regulations promulgated under Section 162(m) of the Internal Revenue Code.  The Compensation Committee determines the compensation of our Chief Executive Officer, and reviews and takes action on the recommendation of our Chief Executive Officer as to the appropriate compensation of other officers. The Compensation Committee is primarily responsible for the administration of our 2004 Equity Incentive Plan, under which option grants have been made to employees, including executive officers, as well as non-employee directors and consultants, and restricted stock units have been granted to officers.  There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such other entity’s executive officers or board members.  The Report of the Compensation Committee is set forth on page 25 of this Proxy Statement.

          Corporate Governance Committee

          The Corporate Governance Committee consists of four independent directors, as that term is defined in our Corporate Governance Principles and under applicable rules of NASDAQ.  Our Corporate Governance Committee operates pursuant to a charter, which can be viewed on our website at www.neose.com (under “About Neose”).  The role of the Corporate Governance Committee is to:  (1) identify individuals qualified to become Board members and recommend to the Board the director nominees for each annual meeting of the stockholders; (2) recommend to the Board any changes in the Company’s Corporate Governance Principles; (3) lead the Board in its annual review of the Board’s performance, and make recommendations to the Board regarding Board organization, membership, function and effectiveness, as well as committee structure, membership, function and effectiveness; (4) recommend to the Board director nominees for each Board Committee; (5) review our efforts to promote diversity among directors, officers, employees and contractors; (6) ensure an orientation for all directors; and (7) perform such other functions as are allocated to it under the Corporate Governance Principles.  The Chairman of our Corporate Governance Committee, now Dr. Hamilton, chairs the executive sessions of the Board and otherwise functions as our lead independent director.

          Generally, the Board seeks diverse members who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its stockholders.  The Corporate Governance Committee looks for relevant experience, such as high-level leadership experience in business or administrative activities, breadth of knowledge about issues affecting the Company, and the ability and willingness to contribute special competencies to Board activities, and evaluates this experience in the context of the current make-up of the Board.  The Committee also looks for certain personal attributes, such as integrity; ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibility.  Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

          The Committee’s process for identifying and evaluating nominees is as follows.  First, to establish a context for its nominations, it reviews the size, composition, organization and operational structure of the Board, and identifies missing skills and expertise.  The Committee then reviews the incumbent directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant factors, including independence as defined by the Corporate Governance Principles and applicable SEC and NASDAQ rules.  In part this review is based on the Board and Committee evaluations completed by each director.  If the Committee concludes new candidates are appropriate, it will review appropriate biographical information about the proposed candidates consistent with the standards applied to the incumbent directors.  In seeking candidates, the Committee will seek suggestions from other Board members, including Mr. Clarke, and may also engage the services of a professional search firm.  The Committee will discuss and consider the potential candidates and choose those candidates to recommend to the Board.

          Before recommending director candidates to the Board, the Corporate Governance Committee also will consider director candidates that have been recommended by stockholders.  Stockholder recommendations of potential candidates may be sent to the Corporate Governance Committee by email at boardofdirectors@neose.com or by mail addressed to:  Corporate Governance Committee, Neose Technologies, Inc., 102 Witmer Road, Horsham, PA 19044.  Submissions must include sufficient biographical information concerning the recommended individual, including age, ten-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships (if any), for the Committee to consider.

          In addition, our By-laws provide that nominations for director may be made by a stockholder entitled to vote who delivers notice along with the additional information and materials required by our By-laws to our Corporate Secretary not less than 120 nor more than 150 days prior to the first anniversary of the date of the proxy statement mailed to stockholders in connection with the preceding year’s annual meeting.  For our annual meeting in the year 2006, we must receive this notice on or after November 8, 2005 and on or before December 8, 2005.  You can obtain a copy of the By-law provision by writing to our Corporate Secretary, 102 Witmer Road, Horsham, PA 19044. A copy of our By-laws has been filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q filed on November 13, 2002.

          Scientific Review Committee

          The Scientific Review Committee consists of one independent director, as that term is defined in our Corporate Governance Principles, and our founder, Dr. Roth, who is not independent.  The Scientific Review Committee reviews and evaluates the major research and development programs being conducted by the Company and determines whether these research and development activities prudently support our overall business objectives and strategies.  The Scientific Review Committee also reviews major trends in the marketplace and assesses technologies that we may seek to acquire.  Following the retirement of Dr. Roth and the addition of Ms. Wyatt to this Committee, both members of this Committee will be independent.

Compensation of Directors

          Directors who are also our employees receive no additional compensation for serving as a director or as a member of any Committee of the Board.  Prior to his departure from the Board at the Annual Meeting, Dr. Roth has not received the compensation otherwise paid to non-employee directors; he received compensation only under his Separation and Consulting Agreement, discussed on page 23.  Because he is not nominated for reelection, the following description of compensation of non-employee directors is not applicable to him.  Under our current arrangements, each non-employee director is entitled to receive an annual retainer of $14,000.  Upon initial election or appointment to the Board of Directors, each non-employee director will receive an option to purchase 30,000 shares of our common stock, and on the date of each Annual Meeting, each non-employee director reelected to the Board will receive an option to purchase 10,000 shares of our common stock.  Each automatic option grant has an exercise price equal to the fair market value on the date of grant.  Each automatic grant is immediately exercisable, and has a term of ten years, subject to earlier termination, following the director’s cessation of service on the Board of Directors.  Any shares purchased upon exercise of the option are subject to repurchase should the director’s service as a non-employee director cease prior to vesting of the shares.  The initial automatic option grant of 30,000 shares vests in successive equal, annual installments over the director’s initial four-year period of Board service.  Each annual automatic option grant vests upon the director’s completion of one year of service on the Board of Directors, as measured from the grant date.  Each outstanding option vests immediately, however, upon certain changes in the ownership or control of the Company.

          Non-employee directors are compensated for their services at each meeting of the Board which they attend, at the following rates:  $2,500 for Board meetings attended in person, and $1,000 for telephonic meetings of the Board.  Non-employee directors are also paid an annual retainer for service on Board Committees and are compensated for their services at each meeting of a Board Committee which they attend, at the following rates:

Committee/Position	Retainer	Meeting Fee

Audit Committee
Chair	$8,000	$3,000
Member	$4,000	$1,500
Corporate Governance, Compensation and Scientific Review Committees
Chair	$4,000	$2,000
Member	$2,000	$1,000

          All Board members are reimbursed for their reasonable travel expenses incurred to attend meetings of the Board or Committees of the Board on which they serve.

Continuing Education of Directors

          We are committed to supporting the continuing education of our directors on relevant matters and the Corporate Governance Committee will decide on a case-by-case basis the appropriate level and frequency of support to provide.

Code of Conduct

          We have a Code of Business Conduct and Ethics, which can be viewed on our website at www.neose.com (under “About Neose”).  We require all employees to adhere to this Code in addressing the legal and ethical issues encountered in conducting their work.  The Code of Business Conduct and Ethics requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest.  During 2004, all of our employees certified that they reviewed and understood this Code.

          The Code of Business Conduct and Ethics includes procedures for reporting violations of the Code.  The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.  The Code of Business Conduct and Ethics also includes these required procedures, and complies with applicable rules of the SEC and NASDAQ.

Copies of Referenced Documents

          Copies of the documents referred to above that appear on our website are also available upon request by any stockholder addressed to our Corporate Secretary, 102 Witmer Road, Horsham, PA 19044.

Relationship with Independent Registered Public Accounting Firm

          The Audit Committee has reappointed KMPG LLP to audit and report on our financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of management’s assessment of our internal control over financial reporting for 2005.

          In making its recommendation to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year beginning January 1, 2005, the Audit Committee considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining independence of our independent registered public accounting firm. The Audit Committee pre-approved the fees described below for audit fees, audit-related fees, tax fees and all other fees in accordance with our pre-approval policy as described below and believes such fees are compatible with the independence of KPMG LLP.

Audit Fees.  The aggregate fees billed by KPMG LLP for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of management’s assessment of our internal control over financial reporting, for the review of interim financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements, were approximately $270,000 for 2004 and $120,000 for 2003.  Our audit fees for 2004 and 2003 included approximately $37,000 and $49,000, respectively, related to the preparation of comfort letters in connection with registrations statements filed on Form S-3, as well as the issuance of consents to use KPMG LLP’s audit opinions in other registration filings.

Audit-Related Fees.  During 2004, there were no fees billed for assurance and related services by KPMG LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of management’s assessment of our internal control over financial reporting, and are not reported under Audit Fees above. We were billed approximately $4,000 in 2003 related to the interpretation of accounting matters.

Tax Fees.  The approximate aggregate fees billed in each of the last two fiscal years for professional services rendered by KPMG LLP for tax compliance, tax advice, and tax planning were: $23,000 for 2004 and $29,000 for 2003.

All Other Fees. There were no fees billed in 2004 or 2003 for products and services provided by KPMG LLP, other than services reported above under Audit Fees, Audit-Related Fees or Tax Fees.

     Pre-approval Policies and Procedures. Our Audit Committee is required to pre-approve the engagement of an independent registered public accounting firm to render audit services for the Company, and any changes to the terms of the engagement are required to be pre-approved by the Audit Committee or its Chairman. On an annual basis, the Audit Committee is required to pre-approve the terms of the audit engagement and a description of, and budget for, the non-audit services management proposes to be provided by our independent auditors during the fiscal year. Any changes or additions to the approved list or budget for non-audit services must be pre-approved by the Audit Committee or its Chairman. The required pre-approval policies and procedures were complied with during 2004.

KPMG Representatives at Annual Meeting

          We expect that representatives of KPMG LLP will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Report of the Audit Committee

          The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference therein.

          The Audit Committee of the Board of Directors is comprised of directors who meet the existing NASDAQ independence standards as well as the heightened standards for independence included in the rules of the Securities and Exchange Commission (“SEC”) and the Company’s Corporate Governance Principles.  The Board of Directors has determined that the Chairman of the Audit Committee, Mr. Sears, qualifies as an “audit committee financial expert” as defined in the rules of the SEC.  The Audit Committee operates under a written charter adopted by the Board of Directors, which was reviewed and revised in November 2003 and which is available on our website at www.neose.com.

          During 2004, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s finance department, the general or associate general counsel, and representatives of the Company’s independent registered public accounting firm.  Also at each regular meeting, the Audit Committee met privately with representatives of the Company’s independent registered public accounting firm, and discussed financial management, legal, accounting, auditing, and internal control matters.

          At various meetings throughout the year, the Audit Committee discussed the adequacy of the Company’s internal controls, its internal control assessment process, management’s assessment of internal controls over financial reporting, and the progress of documentation of internal controls with the representatives of the Company’s independent registered public accounting firm, with independent consultants hired to assist in our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and with appropriate Company financial personnel and members of senior management.  The Audit Committee also discussed with representatives of the Company’s independent registered public accounting firm their evaluation of the Company’s system of internal control over financial reporting, and discussed with the Company’s senior management and representatives of the Company’s independent registered public accounting firm the process used for the certifications by the Company’s Chief Executive Officer and Chief Financial Officer required by the SEC.

          In carrying out its responsibilities, the Audit Committee annually evaluates the effectiveness and objectivity of KPMG LLP as the Company’s independent registered public accounting firm, reviews the Committee charter and the Company’s Code of Business Conduct and Ethics, and on a quarterly basis reviews the Company’s adherence to its cash management and investment policies, the Company’s Reports on Form 10-Q and earnings releases, and considers any disclosures made by the CEO or CFO as a result of their evaluation of the effectiveness of the Company’s disclosure controls and procedures and its internal control over financial reporting.

          The Audit Committee met seven times during 2004.  The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities and promptly reports to the Board thereon.  The Committee’s meetings include, whenever appropriate, executive sessions with representatives of the Company’s independent registered public accounting firm without the presence of the Company’s management.

          Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with U.S generally accepted accounting principles. KPMG LLP audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles, and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee. KPMG LLP also audited and discussed with the Audit Committee the Company’s internal control over financial reporting and management’s assessment of the Company’s internal control over financial reporting.  Our responsibility is to monitor and review these processes. We are not professionally engaged in the practice of accounting or auditing. We rely, without independent verification, on the information provided to us and on the representations made by management and the Company’s independent registered public accounting firm.

          As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed the Company’s audited financial statements with representatives of its independent registered public accounting firm for the relevant periods with and without management present. During fiscal 2004, management advised the Committee that each set of financial statements presented to the Committee for review had been prepared in accordance with U.S. generally accepted accounting principles, and management reviewed with the Committee significant accounting and disclosure issues regarding such statements.  These reviews included discussion with the Company’s independent registered public accounting firm of matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has also received the written disclosures and letter from KPMG LLP required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP matters relating to its independence.

          Based on the reviews and discussions referred to above, we recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Audit Committee of the Board of Directors

Lowell E. Sears, Chairman
Brian H. Dovey
William F. Hamilton, Ph.D.

Stock Ownership of our Directors, Executive Officers,
and 5% Beneficial Owners

          The following table shows information known to us about beneficial ownership (as defined under the regulations of the SEC) of our common stock by:

•	Each person we know to be the beneficial owner of at least five percent of our common stock;
•	Each current director and director nominee;
•	Each executive officer named in our Summary Compensation Table; and
•	All current directors, director nominees and executive officers as a group.

          Unless otherwise indicated, the information is as of March 14, 2005.

          On March 14, 2005, there were 32,782,372 shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we must include in the numerator and denominator those shares underlying options that a person has the right to acquire upon the exercise of stock options within 60 days after March 14, 2005. Options held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table below has sole voting power and investment power for the shares listed opposite such person’s name.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding

Eastbourne Capital Management, LLC (1) 1101 Fifth Avenue Suite 160 San Rafael, CA 94901	4,584,132	14.0%
George W. Haywood (2) c/o Cronin & Vris, LLP 380 Madison Avenue, 24th Floor New York, NY 10017	3,098,957	9.5%
Kopp Investment Advisors, Inc. (3) 7701 France Avenue South Suite 500 Edina, MN 55455	3,066,070	9.4%

Directors (including director nominee) and Named Executive Officers

Brian H. Dovey (4)	991,913	3.0%
Mark H. Rachesky, M.D. (5)(6)	828,119	2.5%
C. Boyd Clarke (5)	648,055	1.9%
Stephen A. Roth, Ph.D. (5)(7)	645,633	1.9%
David A. Zopf, M.D. (5)	155,818	*
Joseph J. Villafranca (5)	148,377	*
Douglas J. MacMaster, Jr. (5)	133,295	*
William F. Hamilton, Ph.D. (5)	112,771	*
Lowell E. Sears (5)(8)	95,956	*
Debra J. Poul (5)	94,923	*
Robert I. Kriebel (5)	94,638	*
Patrick L. Gage, Ph.D. (5)	55,647	*
Elizabeth Wyatt (5)	53,957	*
H. Stewart Parker	0	*
All current directors, director nominees and executive officers as a group (15 persons) (4)(5)	4,167,090	12.0%

* Less than one percent.

(1)

According to information provided by Eastbourne and a Schedule 13G/A dated February 7, 2005. Represents  shares for which Eastbourne Capital Management, LLC (“Eastbourne”) and Richard Jon Barry (“Mr. Barry”) may be deemed to jointly have voting and investment control over and includes 3,049,996 shares held by Black Bear Offshore Master Fund, L.P. (“Black Bear Offshore”) and 1,350,994 shares held by Black Bear Fund I, L.P. (“Black Bear).  Mr. Barry is a control person of Eastbourne.  Eastbourne is the investment adviser for Black Bear and Black Bear Offshore.  Mr. Barry and Eastbourne disclaim beneficial ownership of the shares held by Black Bear and Black Bear Offshore, except to the extent of their respective pecuniary interests in the partnerships.

(2)

According to information provided by Mr. Haywood regarding his participation in our February 2005 public offering and purchases he made in the open market following such offering, and a Schedule 13G/A dated February 14, 2005. In the Schedule 13G/A dated February 14, 2005, Mr. Haywood reported (i) sole voting and dispositive power over 2,125,745 shares, including 3,545 shares are owned by his minor children; and (ii) shared voting and dispositive power over 24,200 shares, including 8,200 shares owned by his spouse and 16,000 shares owned jointly with his mother.  Based on the information he provided to us, Mr. Haywood purchased an additional 700,000 shares in our February 2005 public offering and an additional 249,012 shares in open market transactions following the offering.

(3)

According to a Schedule 13G/A dated January 27, 2005: (i) Kopp Investment Advisors, LLC (“KIA”) is an investment adviser registered under the Investment Advisers Act of 1940; (ii) KIA is wholly owned by Kopp Holding Company LLC (“KHC LLC”), which is controlled by Mr. Leroy C. Kopp (“Mr. Kopp”) through Kopp Holding Company (“KHC”); (iii) KIA reported sole voting power over 2,569,270 shares, sole dispositive power over 1,120,120 shares and shared dispositive power over 1,775,950  shares; (iv) KHC LLC reported beneficial ownership of 3,066,070  shares; (v) KHC reported beneficial ownership of 3,063,669 shares; (vi) Mr. Kopp reported beneficial ownership of 3,253,570 shares, of which Mr. Kopp reported sole voting and dispositive power over 347,500 shares; and (vii) of the shares beneficially owned by the reporting persons, 2,956,070  are held in a fiduciary or representative capacity.

(4)

Includes 949,766 shares owned by  Domain Partners V, L.P., a Delaware limited partnership (“DPV”), and DP V Associates, a  Delaware limited partnership (“DPVA”) of which the general partner is One Palmer Square Associates V, L.L.C., a Delaware limited liability company, of which Mr. Dovey is a Managing Member, and 42,147 shares issuable under stock options that are exercisable within 60 days after March 14, 2005 to Domain Associates, L.L.C. (“DA”), of which Mr. Dovey is a Managing Member.  Mr. Dovey disclaims beneficial ownership of the shares held by DA, DPV and DPVA, except to the extent of his pecuniary interest in such shares.

(5)

Includes the following shares of common stock issuable under stock options that are exercisable within 60 days after March 14, 2005: Rachesky – 72,729 shares; Clarke –  560,418 shares; Roth – 447,500 shares; Zopf – 151,666 shares;  Villafranca – 131,250 shares; MacMaster – 83,445 shares; Hamilton – 47,688 shares;  Sears – 74,632 shares; Poul –84,375 shares; Kriebel – 82,500 shares; Gage – 52,147 shares; Wyatt – 48,957 shares; and all current directors and executive officers as a group –1,991,054 shares.

(6)

Includes (i) 210,526 shares of common stock held by MHR Capital Partners LP, (ii) 502,759 shares of common stock held by MRL Partners LP, and (iii) 42,105 shares of common stock held by OTT LLC. Dr. Rachesky is the managing member of MHR Advisors LLC, which is the General Partner of MHR Capital Partners and MRL Partners. Dr. Rachesky is the managing member of OTT LLC. Dr. Rachesky may be deemed to have voting and investment control over the shares held by MHR Capital Partners, MRL Partners, and OTT LLC. Dr. Rachesky disclaims beneficial ownership of the shares held by MHR Capital Partners, MRL Partners, and OTT LLC, except to the extent of his pecuniary interest in the funds.

(7)	Includes 100,000 shares of common stock owned by Dr. Roth’s wife. Dr. Roth disclaims beneficial ownership of the shares held by his wife.

(8)	Includes 21,324 shares of common stock owned by the Sears Family Living Trust, of which Mr. Sears is trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

          Based solely upon a review of reports of stock ownership (and changes in stock ownership) and written representations received by us, we believe that our directors and executive officers met all of their filing requirements under Section 16(a) of the Securities and Exchange Act of 1934 during the year ended December 31, 2004.

Proposal 1 — Election of Directors

Nominees for Election

          The Board of Directors currently has nine members. Upon the recommendation of the Corporate Governance Committee, each member, other than Dr. Roth who is retiring at the Annual Meeting, has been nominated for re-election, and H. Stewart Parker has been nominated for election.  Each nominee has agreed, if elected, to serve a one-year term or until the election and qualification of his or her successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, the Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.

          If a quorum is present at the Annual Meeting, then a plurality of all votes cast at the meeting will be sufficient to elect a director. There is no cumulative voting in the election of directors.

          The Board of Directors recommends a vote “FOR” each of the nominees.

          C. Boyd Clarke, 56, has served on our Board, and as President and Chief Executive Officer, since March 2002, and became Chairman of our Board in May 2003. From December 1999 through March 2002, Mr. Clarke was President and Chief Executive Officer of Aviron, a biotechnology company developing vaccines, which was acquired by MedImmune, and was also Chairman from January 2001 through March 2002. From 1998 through 1999, Mr. Clarke was Chief Executive Officer and President of U.S. Bioscience, Inc., a biotechnology company focused on products to treat cancer, which also was acquired by MedImmune. Mr. Clarke served as President and Chief Operating Officer of U.S. Bioscience, Inc. from 1996 to 1998. From 1977 to 1996, Mr. Clarke held a number of positions at Merck & Co., Inc., including being the first President of Pasteur-Merieux MSD, and most recently as Vice President of Merck Vaccines. Mr. Clarke serves as a director of QLT Inc., a global pharmaceutical company, and the Biotechnology Industry Organization. Mr. Clarke has a B.S. in biochemistry, and an M.A. in history from the University of Calgary. Mr. Clarke also serves on the Board of Trustees to the Textile Museum in Washington, D.C.

          Brian H. Dovey, 63, has served on our Board since May 2003. He is a Managing Member of Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, and has served in this capacity with the firm since 1988. He has served as Chairman of three companies and on the Board of Directors of some 20 additional companies, including Align Technology, Inc. and Cardiac Science, Inc. Prior to joining Domain, Mr. Dovey spent six years at Rorer Group, Inc. (now Aventis), including as President  from 1986 to 1988. Previously, he was President of Survival Technology, Inc., a start-up medical products company whose sales growth placed it in the top ten of the Inc 100. He also held management positions with Howmedica, Inc., Howmet Corporation, and New York Telephone. Mr. Dovey has served as both President and Chairman of the National Venture Capital Association and is on the Board of Trustees of the Wistar Institute and the Burnham Institute. Mr. Dovey received his B.A. from Colgate University and an M.B.A. degree from the Harvard Business School.

          L. Patrick Gage, Ph.D., 62, has served on our Board since October 2002. Dr. Gage serves as Venture Partner at Flagship Ventures, since 2003, as Chairman of Compound Therapeutics, a private biotechnology company, and as Chairman of Acceleron Pharma, a private biopharmaceutical company.   He serves as a director of two public companies, Serono, S.A. and Protein Design Labs, Inc., and  of Immune Control Inc., a private company.  Dr. Gage is  is an advisor to Perkin Elmer, Inc. and Warburg Pincus LLC. Dr. Gage served as Senior Vice President, Science and Technology, at Wyeth, from 2001 to 2002, and as President of Wyeth Research from 1998 to 2002. Prior to Wyeth, Dr. Gage held positions of increasing responsibility at Genetics Institute, Inc. from 1989 to 1998, culminating with his service as President after the company was acquired by Wyeth. He also spent 18 years at Hoffmann-La Roche, Inc. in various scientific and management positions.  He is also a director of the Biotechnology Institute and the Philadelphia Orchestra Association. Dr. Gage has a B.S. in physics from Massachusetts Institute of Technology and a Ph.D. from The University of Chicago.

          William F. Hamilton, Ph.D., 65, has served on our Board since 1991. Dr. Hamilton has served on the University of Pennsylvania faculty since 1967, and is the Landau Professor of Management and Technology, and Director of the Jerome Fisher Program in Management and Technology at The Wharton School and the School of Engineering and Applied Science. He serves as a director of NovaDel Pharmaceuticals, Inc., a healthcare company engaged in the development of novel drug delivery technologies. Dr. Hamilton received his B.S. and M.S. in chemical engineering and his M.B.A. from the University of Pennsylvania, and his Ph.D. in applied economics from the London School of Economics.

          Douglas J. MacMaster, Jr., 74, has served on our Board since 1993. Mr. MacMaster served as Senior Vice President of Merck & Co., Inc. from 1988 until his retirement in 1992, where he was responsible for worldwide chemical and pharmaceutical manufacturing, the Agvet Division, and the Specialty Chemicals Group. From 1985 to 1988, Mr. MacMaster was President of the Merck Sharp Dohme Division of Merck. Mr. MacMaster serves as a director of the following publicly-held companies: Stratton Mutual Funds, and Martek Biosciences Corp., a biological products manufacturing company. He received his B.A. from St. Francis Xavier University, and his J.D. from Boston College Law School.

          H. Stewart Parker, 48, is the President and Chief Financial Officer of Targeted Genetics Corporation, a public biotechnology company. From 1981 to 1992, she held various positions at Immunex Corporation, most recently as vice president, corporate development.  From 1991 to 1993, Ms. Parker served as President, CEO and director of Receptech orporation. She serves on the board of directors and the executive committee of the Biotechnology Industry Organization, and as a director of several privately-held companies. Ms. Parker received her B.A. and M.B.A. from the University of Washington.

          Mark H. Rachesky, M.D., 45, has served on our Board since 1999. Dr. Rachesky is the founder and President of MHR Fund Management LLC and affiliates, investment managers of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments. From 1990 through June 1996, Dr. Rachesky was employed by Carl C. Icahn, initially as a senior investment officer and for the last three years as sole Managing Director of Icahn Holding Corporation, and acting chief investment advisor. Dr. Rachesky is currently on the Board of Directors of Keryx Biopharmaceuticals, Inc. and Novadel Pharma Inc. Dr. Rachesky is a graduate of Stanford University School of Medicine, and Stanford University School of Business. Dr. Rachesky graduated from the University of Pennsylvania with a major in Molecular Aspects of Cancer.

          Lowell E. Sears, 54, has served on our Board since 1994. He has been a private investor involved in portfolio management and life sciences venture capital since April 1994. From 1988 until April 1994, Mr. Sears was Chief Financial Officer of Amgen Inc., a pharmaceutical company, and from 1992 until 1994, he also served as Senior Vice President responsible for the Asia-Pacific region. Mr. Sears is a director of a number of private life sciences companies. Mr. Sears received his B.A. in economics from Claremont McKenna College, and his M.B.A. from Stanford University.

          Elizabeth H.S. Wyatt, 57, has served on our Board since May 2002. From 1980 through December 2000, Ms. Wyatt held a variety of positions at Merck & Co., Inc., most recently as Merck’s Vice President, Corporate Licensing, heading Merck’s worldwide product and technology acquisition activities. Prior to joining Merck in 1980, Ms. Wyatt was a consultant and an academic administrator, responsible for the Harvard Business School’s first formal marketing of its executive education programs. She currently serves on the Boards of Directors of MedImmune, Inc. and ARIAD Pharmaceuticals, and on the Board of Trustees of Randolph-Macon College. Ms. Wyatt received her B.A., magna cum laude, from Sweet Briar College, an M. Ed. in counseling psychology from Boston University, and an M.B.A. with honors from Harvard University.

Current Director not Standing for Re-election to the Board

          Stephen A. Roth, Ph.D., 62, has served on our Board since 1989, and was Chairman from 1994 until May 2003. Dr. Roth is President and Chief Executive Officer of Immune Control Inc. He co-founded Neose, served as Chief Executive Officer from August 1994 until March 2002, and now serves as a consultant. From 1992 until August 1994, he served as Senior Vice President, Research and Development and Chief Scientific Officer of Neose. Dr. Roth was on the faculty of the University of Pennsylvania from 1980 to 1994, and was Chairman of Biology from 1982 to 1987. Dr. Roth serves as a director of Chiral Quest. Dr. Roth received his A.B. in biology from The Johns Hopkins University, and his Ph.D. in developmental biology from the Case Western Reserve University. He completed his post-doctorate training in carbohydrate chemistry at The Johns Hopkins University.

Nomination of Directors

          The Board of Directors has nominated 8 current directors to stand for re-election and one new nominee for election based upon the recommendations of the Corporate Governance Committee, which is comprised solely of non-management, independent directors.  One of our directors, Dr. Rachesky, was nominated in accordance with an agreement by the Company to use its best efforts to cause the Board to nominate the nominee of MHR Capital Partners for election as a Board member, as long as MHR Capital Partners or its affiliates own at least 200,000 shares of Neose common stock.  See the discussions under the headings “Corporate Governance Committee” and “Requirements for Advance Notification of Nominations and Stockholder Proposals” beginning on pages 7 and 36, respectively, for information about procedures for stockholder nomination of directors.

Board and Committee Meetings held during 2004

          During 2004, the Board of Directors held six meetings, the Audit Committee held seven meetings, the Compensation Committee held six meetings, the Corporate Governance Committee held three meetings, and the Scientific Review Committee held two meetings. Each director attended at least 80% of the total number of meetings of the Board and Committees on which he or she served, except Dr. Roth missed one of two Scientific Review Committee meetings and Mr. MacMaster missed one of three Corporate Governance Committee meetings.

Executive Compensation

Summary Compensation Table

The following table provides information about all compensation earned in 2004, 2003, and 2002, by the individual who served as Chief Executive Officer during 2004, and the four other most highly compensated executive officers during 2004.

					Long-term Compensation

		Annual Compensation			Shares Underlying Options (#)
						All Other Compensation
Name and Principal Position	Year	Salary	Bonus (1)

C. Boyd Clarke (2)	2004	$450,000	$253,125	(1)	200,000	$5,425	(3)
Chairman, President and Chief	2003	450,000	315,000		—	7,300	(3)
Executive Officer	2002	339,231	254,423		750,000	397,346	(4)
Joseph J. Villafranca (5)	2004	303,800	109,368	(1)	45,000	5,425	(6)
Executive Vice President,	2003	280,000	140,000		—	7,300	(6)
Development Operations	2002	70,000	74,500		190,000	56	(6)
David A. Zopf	2004	260,997	99,179	(1)	45,000	5,425	(7)
Executive Vice President and	2003	246,167	113,477		35,000	6,734	(7)
Chief Scientific Officer	2002	240,163	96,065		30,000	5,836	(7)
Robert I. Kriebel (8)	2004	258,750	103,500	(1)	35,000	5,425	(9)
Senior Vice President and	2003	250,000	125,000		—	6,830	(9)
Chief Financial Officer	2002	94,712	73,678		165,000	112	(9)
Debra J. Poul (10)	2004	244,519	97,808	(1)	35,000	5,425	(11)
Senior Vice President and	2003	230,625	118,125		35,000	6,367	(11)
General Counsel	2002	213,333	67,500		85,000	5,180	(11)

(1)

2004 bonus awards were paid 100% in restricted share units (“RSUs”) to Mr. Clarke, and 50% in cash and 50% in RSUs to each of Dr. Villafranca, Dr. Zopf, Mr. Kriebel and Ms. Poul as follows: Mr. Clarke — $253,125 paid in RSUs; Dr. Villafranca — $54,684 paid in RSUs, $54,684 paid in cash; Dr. Zopf — $49,589 paid in RSUs, $49,590 paid in cash; Mr. Kriebel — $51,750 paid in RSUs, $51,750 paid in cash; Ms. Poul — $48,904 paid in RSUs, $48,904 paid in cash.

(2)	Mr. Clarke joined Neose in March 2002.

(3)

Includes $5,125 and $7,000 of matching contributions in 2004 and 2003, respectively, to Mr. Clarke’s account in our 401(k) Plan. Also includes $300 of premiums paid by us in each of 2004 and 2003 for group term life insurance.

(4)	Includes $397,094 during 2002 of reimbursement of relocation expenses to Mr. Clarke, and $252 in premiums paid by us for group term life insurance.

(5)	Dr. Villafranca joined Neose in October 2002.

(6)

Includes $5,125 and $7,000 matching contributions in 2004 and 2003, respectively, to Dr. Villafranca’s account in our 401(k) plan. Also includes $300, $300, and $56 in 2004, 2003, and 2002, respectively, in premiums paid by us for group term life insurance.

(7)

Includes $5,125, $6,434, and $5,500 of matching contributions in 2004, 2003, and 2002, respectively, to Dr. Zopf’s account in our 401(k) Plan. Also includes $300, $300, and $336, in 2004, 2003, and 2002, respectively, in premiums paid by us for group term life insurance.

(8)	Mr. Kriebel joined Neose in August 2002, and was employed by Neose until January 2005.

(9)

Includes $5,125 and $6,530 of matching contributions in 2004 and 2003, respectively, to Mr. Kriebel’s account in our 401(k) plan. Also includes $300, $300, and $112 in 2004, 2003, and 2002, respectively, in premiums paid by us for group term life insurance.

(10)	Ms. Poul joined Neose in January 2000, and served on a part-time basis until May 2002.

(11)

Includes $5,125, $6,067, and $4,844 of matching contributions in 2004, 2003, and 2002, respectively, to Ms. Poul’s account in our 401(k) Plan. Also includes $300, $300, and $336 in 2004, 2003, and 2002, respectively in premiums paid by us for group term life insurance.

Employment Agreements

          In March 2002, we entered into an employment agreement with C. Boyd Clarke when he joined the Company as our President and Chief Executive Officer. Under this agreement, which includes non-competition and confidentiality covenants:

•

The Company agreed that Mr. Clarke would receive a minimum base salary of $450,000 per year, and an annual performance incentive bonus, with a target amount of 75% of base salary, based upon the achievement of annual goals established by the Board of Directors and Mr. Clarke at the beginning of each year.

•	The Board of Directors granted Mr. Clarke options to purchase 500,000 shares of common stock at an exercise price of $32.05 per share, the fair market value on the date of grant, as follows:

•

an incentive stock option to purchase 12,480 shares, which option vests totally in four years from the date of grant, with 6,760 shares vested as of March 14, 2005, and shares vesting on a monthly basis thereafter such that an aggregate of 2,600 shares vest during the remainder of 2005, and 3,120 shares vest in the first three months of 2006; and

•

a non-qualified stock option to purchase 487,520 shares, which option vests totally in four years from the date of grant, with 357,824 shares vested as of March 14, 2005, and shares vesting on a monthly basis thereafter such that an aggregate of 101,566 shares vest in the remainder of 2005, and 28,130 shares vest in the first three months of 2006, respectively.

•

In the event that Mr. Clarke is involuntarily terminated without cause or resigns for good reason (each as defined in the agreement), provided that Mr. Clarke and Neose enter into a mutual release of claims, Mr. Clarke would receive on the date of such termination a cash payment equal to one year of base salary, target annual bonus for the year in which the termination occurs, and any unpaid bonus amounts from prior years. Additionally, all outstanding options that would have vested in the 12 months following termination would immediately vest and remain exercisable for 12 months following termination.

•

In the event that Mr. Clarke is involuntarily terminated without cause or resigns for good reason (each as defined in the agreement) within 18 months following certain changes of control of Neose or a sale of all or substantially all of our assets in a complete liquidation or dissolution, provided that Mr. Clarke and Neose enter into a mutual release of claims, Mr. Clarke would receive on the date of such termination a cash payment equal to two years of base salary, two times the target annual bonus for the year in which termination occurs, and any unpaid bonus amounts from prior years. Additionally, all outstanding options would immediately vest and remain exercisable for 12 months following termination.

•

In the event that payments to Mr. Clarke under the employment agreement would result in the imposition of a parachute excise tax under Internal Revenue Code Section 4999, Mr. Clarke would be entitled to receive an additional “gross-up” payment to insulate him from the effect of that tax.

          In March 2005, Mr. Clarke’s employment agreement was amended to reduce his base salary to $405,000 for the period March 1, 2005 to March 1, 2006, at which time it will be set at $468,000, and to allow for the payment of his 2004 bonus and 2005 bonus, if any, in restricted share units (“RSUs”) instead of cash.

In August 2002, we entered into an employment agreement with Robert I. Kriebel when he joined the Company as our Senior Vice President and Chief Financial Officer. Under this agreement:

•

We agreed that Mr. Kriebel would receive an annual salary of $250,000, a bonus of 25% of base compensation actually received for the period from August 15, 2002 through December 31, 2002, and, for succeeding years, a bonus as approved by the Compensation Committee, with a target amount of 50% of base compensation.

•

We awarded Mr. Kriebel a sign-on bonus of $50,000, which was subject to repayment if he voluntarily terminated employment with the Company or if he were terminated for cause during the first year of employment.

•

We granted Mr. Kriebel options to purchase 165,000 shares of common stock (of which 52,356 shares may be purchased through the exercise of an incentive stock option and 112,644 shares may be purchased through the exercise of a non-qualified stock option) at an exercise price of $7.64 per share, the fair market value on the date of grant.

•	We and Mr. Kriebel agreed to certain severance arrangements, which were superseded by his change of control agreement, which in turn was superseded by his separation agreement described below.

          In September 2002, we entered into an employment agreement with Joseph J. Villafranca when he joined the Company as our Senior Vice President, Pharmaceutical Development and Operations. Under this agreement, which includes non-competition and confidentiality covenants:

•

We agreed that Dr. Villafranca would receive an initial annual salary of $280,000, a bonus of $24,500 for the remainder of 2002, and, for succeeding years, a bonus with a target amount of 50% of base salary.

•	We paid Dr. Villafranca $50,000 in recognition of his foregoing certain payments from his prior employer.

•	We awarded Dr. Villafranca options to purchase 190,000 shares of common stock at an exercise price of $7.50 per share, the fair market value on the date of grant, as follows:

•

an incentive stock option to purchase 53,332 shares, which option became vested and exercisable with respect to 25% of the shares on each of October 1, 2002 and October 1, 2003 and October 1, 2004 and will become vested and exercisable with respect to 25% of the shares on October 1, 2005;

•

a non-qualified stock option to purchase 106,668 shares, which option became vested and exercisable with respect to 25% of the shares on each of October 1, 2002 and October 1, 2003 and October 1, 2004 and will become vested and exercisable with respect to 25% of the shares on October 1, 2005; and

•

a non-qualified stock option to purchase 30,000 shares, which option will become vested and first exercisable on the earlier of (i) the first filing with the FDA of an IND for our own proprietary drug candidate that allows us to commence clinical trials and (ii) October 1, 2007.

•

In the event that Dr. Villafranca is involuntarily terminated without cause (as defined in the agreement) or due to death or disability, Dr. Villafranca would receive a cash payment equal to six months of base salary. In addition, we would arrange for outplacement services for Dr. Villafranca and provide medical benefits to him (and his spouse and dependents, if they were covered immediately prior to such termination) for six months, at a monthly cost to him equal to the monthly cost of such coverage, if any, immediately prior to such termination. If our obligations result from Dr. Villafranca’s termination as a result of death or disability, the cash payment under the agreement would be offset by the amount of any payments paid under life insurance or disability benefits funded by us.

•

In the event that Dr. Villafranca is involuntarily terminated without cause or resigns for good reason (each as defined in the agreement) within 12 months following certain changes of control of Neose or a sale of all or substantially all of our assets in a complete liquidation or dissolution, Dr. Villafranca would receive a cash payment equal to one year of base salary and his annual bonus for the calendar year in which the termination occurs. We would also arrange for outplacement services for Dr. Villafranca and provide medical benefits to him (and his spouse and dependents, if they were covered immediately prior to such termination) for 12 months, at a cost to him equal to the monthly cost of such coverage, if any immediately prior to such termination. Additionally, all outstanding options then held by Dr. Villafranca would immediately vest and remain exercisable for 12 months following termination.

•

In the event that payments to Dr. Villafranca under the employment agreement would result in the imposition of a parachute excise tax under Internal Revenue Code Section 4999, Dr. Villafranca would be entitled to receive an additional “gross-up” payment to insulate him from the effect of that tax.

          In March 2005, Dr. Villafranca’s employment agreement was amended to reduce his base salary, for the period March 1, 2005 to March 1, 2006 only, to $273,420, to allow for the payment of one-half of his 2004 bonus and all of his 2005 bonus, if any, in RSUs instead of cash.  Effective March 1, 2006, his base salary will not be less than $315,952.

Change of Control Agreements

          During the third quarter of 2002, we entered into change of control agreements with Dr. Zopf, Mr. Kriebel, and Ms. Poul. Under these agreements, if any of these executive officers were involuntarily terminated without cause (as defined in the agreement), the executive would receive on the date of termination a cash payment equal to six months base salary. We also would arrange for outplacement services for the employee and provide medical benefits to the employee (and his or her spouse and dependents, if they were covered immediately prior to such termination) for six months, at a monthly cost to the employee equal to the monthly cost of such coverage, if any, to the employee immediately prior to such termination.

          If any of these executive officers were involuntarily terminated without cause or resigned for good reason within 12 months following a change of control (each as defined in the agreement), the executive would receive on the date of termination a cash payment equal to one year of base salary and the employee’s target annual bonus for the year in which the termination occurs. Additionally, all outstanding options that would have vested in the 12 months following termination would immediately vest and all outstanding and vested options would remain exercisable for 12 months following termination. We also would arrange for outplacement services for the employee and provide medical benefits to the employee (and his or her spouse and dependents, if they were covered immediately prior to such termination) for 12 months, at a monthly cost to the employee equal to the monthly cost of such coverage, if any, to the employee immediately prior to such termination. In the event payments to any executive under the change of control agreement would result in the imposition of a parachute excise tax under Section 280(G) of the Internal Revenue Code, the executive would be entitled to receive an additional “gross-up” payment to insulate the executive from the effect of that tax.

          The change of control agreements require these executives to release us from certain claims and to comply with certain restrictive covenants.  We have similar change of control agreements with our other executive officers and vice presidents.

Separation Agreements

          In March 2002, we entered into a Separation and Consulting Agreement with Stephen A. Roth, Ph.D., our former Chief Executive Officer, who will no longer be serving as a Director effective as of the Annual Meeting. Under this agreement, Dr. Roth provided consulting services to the Chief Executive Officer and the Board of Directors for a period of 12 months, and we paid him $39,622 per month for 12 months. Dr. Roth also released us from any obligations we may have incurred in connection with his employment with us. In March 2003, Dr. Roth extended his non-competition and non-solicitation commitments for two additional years, and we paid him $39,622 per month for 24 additional months and his stock options continued to vest and remain exercisable during this period. During the quarter ended March 31, 2003, we recorded a liability of $882,000, which represented the present value of the future payments, and a corresponding asset for the value of the non-competition commitment. The asset will be amortized to marketing, general and administrative expense in our statements of operations over the two-year term of the agreement.

          In September 2004, we entered into a Separation Agreement with Robert I. Kriebel. The Separation Agreement supersedes our Change of Control Agreement with Mr. Kriebel dated October 7, 2002 (the “Change of Control Agreement”).  Under this Agreement:

•	Mr. Kriebel’s employment terminated on January 15, 2005.

•	The exercise period for Mr. Kriebel’s options to purchase our common stock was extended until January 15, 2006.

•

Medical benefits for Mr. Kriebel and his wife will continue until January 15, 2006 at a monthly cost to him equal to his monthly contribution toward such coverage immediately prior to the termination of his employment, after which he will be eligible for COBRA.

•	Mr. Kriebel was entitled to a bonus for 2004 to the extent otherwise earned.

•	Mr. Kriebel will provide consulting services to the Company of up to 10 hours each week from January 15, 2005 through December 31, 2005, without additional compensation.

•	Mr. Kriebel is entitled to 12 monthly payments of $10,781.

•	Our obligations with respect to certain of Mr. Kriebel’s payments and benefits are subject to compliance with certain restrictive covenants.

Option Grant Table

          The following table provides information about grants of stock options made during 2004 to each of the executive officers named in our Summary Compensation Table.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)

	Number of Shares Underlying Options Granted (1)	Percentage of Total Options Granted to Employees (2)	Exercise Price	Expiration Date

Name					5%	10%

C. Boyd Clarke	200,000	21.5%	$11.68	02/03/14	$1,469,098	$3,722,982
Joseph J. Villafranca	45,000	4.8	11.68	02/03/14	330,547	837,671
David A. Zopf	45,000	4.8	11.68	02/03/14	330,547	837,671
Robert I. Kriebel	35,000	3.8	11.68	02/03/14	257,092	651,522
Debra J. Poul	35,000	3.8	11.68	02/03/14	257,092	651,522

(1)	Each option has a term of ten years from the date of grant and vests ratably over a four-year period, beginning on the first anniversary of the date of grant.

(2)	Based on the total options granted during 2004 to employees to purchase common stock.

(3)

The potential realizable value of each grant is calculated assuming that the market price per share of common stock appreciates at annualized rates of 5% and 10% over the ten-year option term. The results of these calculations are based on rates set forth by the SEC and are not intended to forecast possible future appreciation of the price of our common stock.

Aggregated Fiscal Year-End Option Values

          The following table provides information about the exercise of stock options during 2004 and the value of stock options unexercised at the end of 2004 for the executive officers named in our Summary Compensation Table. The value of unexercised stock options is calculated by multiplying the number of option shares by the differences between the option exercise price and the year-end stock price.

	Number of Shares Acquired On Exercise	Value Realized	Number of Shares Underlying Unexercised Options		Values of Unexercised In-The-Money Options

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

C. Boyd Clarke	—	$—	468,750	481,250	$—	$—
Joseph J. Villafranca	—	—	120,000	115,000	—	—
David A. Zopf	—	—	131,666	92,500	—	—
Robert I. Kriebel	—	—	82,500	117,500	—	—
Debra J. Poul	—	—	66,875	105,625	—	—

Report of the Compensation Committee

          The following Report of the Compensation Committee shall not be deemed incorporated by reference into any our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference therein by the Company.

Compensation Philosophy

          Our compensation programs are designed to attract, motivate and retain experienced, specialized employees to support our strategic business objective of developing proprietary therapeutic proteins.  Faced with competition from large pharmaceutical companies and biotechnology companies for employees skilled in process development, fermentation, quality control, quality assurance, manufacturing, analytics, and other areas relevant to drug and technology development, and with limited resources, we aim to provide fixed compensation for most employees in the range of 50th percentile of industry benchmarks, and to tie compensation, particularly variable cash compensation, to individual and company performance.  We have established both corporate objectives and individual objectives, against which we can measure performance and determine appropriate compensation levels.  We believe in leveraging compensation by increasing the variable component, particularly for senior executives, so any bonus will be based on the achievement of corporate and individual goals.  We also believe that all employees should participate in some equity-based compensation program.

Executive Compensation

          Currently, the three basic elements of our executive compensation are:

•	Base salary;
•	Variable compensation, consisting of annual bonuses based on individual and corporate performance to objectives (paid in cash or, as a result of recent changes discussed below, RSUs); and
•	Initial and annual grants of long-term stock options.

          We have included these three components to attract and retain senior management, to encourage senior management to achieve our corporate objectives, and to align their interests with the interests of our stockholders.

Recent Changes

          In order to align the interests of management and stockholders, and as part of a broader program to conserve cash, the Compensation Committee modified the Company’s bonus program for all of its officers and adjusted officers’ salaries to reduce cash payments.  In both cases, the Committee decided to use the issuance of restricted share units (RSUs) to achieve the goals of reducing cash and aligning management’s interest with that of the stockholders.  An RSU is a contractual right to the delivery of shares of our common stock at a future date.  These changes are discussed in more detail below.

Base Salaries

          We determine base salaries by each individual’s experience and personal performance, and by comparisons to similar positions within the biotechnology industry, using benchmark information from Radford Surveys and publicly-reported information from peer companies. In general, base salaries are reviewed annually based on these criteria, and increases are based on performance ratings, taking into account salary increase survey data as reported generally and specifically for the biotechnology industry.

          In March 2005, as part of the broader program to conserve cash, the Committee reduced the base salary levels of all of the Company’s officers for the period from March 1, 2005 through February 28, 2006 by 10%.  In connection with these reductions, the Committee granted to each officer a one-time award of RSUs. The number of RSUs granted for this purpose was determined with reference to the 10% reduction and forgone merit increases, and the closing price of our common stock on March 3, 2005, the date of grant. Beginning March 1, 2006, the Committee intends to set each officer’s base salary at a level no less than 104% of his or her base salary on February 28, 2005.  Actual base salary levels for each officer at that time and for future periods will be determined by the Committee prior to the beginning of each period.

Annual Bonuses

          Annual bonuses are tied to the achievement of both individual and corporate objectives.  By the beginning of each year, performance objectives are established for both the company and each individual employee as a way to communicate our expectations to our employees and to measure their performance.  We set target bonus percentages for different levels of employees, to be applied depending on the performance to individual and corporate objectives.  In March 2005, the Committee decided that the 2004 bonus award to our Chief Executive Officer would be paid solely in RSUs instead of cash, and that 2004 bonus awards to all other officers would be payable 50% in cash and 50% in RSUs. The number of RSUs granted for this purpose was determined by dividing the dollar amount of the bonus to be paid in the form of RSUs by $3.90, which was the closing price of our common stock on March 3, 2005, the date of grant.  Employees who are not officers received their 2004 bonus awards entirely in cash in accordance with the existing bonus program.

          The bonus amounts reflected the progress made in our proprietary drug programs, our partnership activities, and in meeting most of our operational and financial objectives.  Although officers’ targets were reduced across the board, other employees’ bonuses were reduced only as a result of individual performance. The Compensation Committee reviewed and approved the recommended performance rating of officers, and approved their individual bonuses based on the rating and reduced targets.  The Committee approved bonuses payable to our executive officers based on performance in 2004 totaling $808,536, of which $227,706 was paid in cash in 2005 and $530,830 in RSUs in 2005.

          The Committee also decided that, as part of the larger program to reduce cash consumption, 2005 bonuses for officers will be paid in full by the award of RSUs instead of cash in amounts determined by the Committee.  For 2005 only, each officer’s target will be increased by 25% to compensate for the change from cash to RSUs.  The reasons for this increase include: the importance of the corporate and individual objectives of the officers to the realization of our strategy; the elimination of the cash component originally included in the existing bonus program; the increased risk of loss stemming from delayed vesting; and the general lack of liquidity for officers after distribution of the stock.  Thereafter, for future years, barring future action by the Committee, bonuses will be paid in cash.

Use of Stock Options as Long-term Incentives

          We use stock options to provide long-term incentives to our executive officers.  This is another way in which we seek to align their interests with those of our stockholders, and to retain our senior management.

          We have adopted guidelines for stock option grants based on job level.  In addition, when determining the number of options to grant, we look at the individual’s and the company’s performance to objectives, as well as comparable information of other biotechnology companies.  Options granted to our executive officers were based on our guidelines, as well as performance.

          The Compensation Committee approves all grants of stock options to executive officers.  Generally, each option is exercisable over a ten-year period at the market price on the date of grant and vests in annual installments over a four-year period.  In connection with the recruitment of key executives, we have made exceptions to the vesting schedules of certain grants.  This was the case for the options granted to Mr. Clarke and Dr. Villafranca when they were hired.

          Our stock options will provide a benefit to the executive officer only if he or she remains employed (or is deemed employed) by Neose during the vesting period, and then only if the market price of our common stock has increased before the expiration of the exercise period.  During 2004, the Compensation Committee approved grants to purchase 440,000 shares of common stock to our executive officers.

Determining the Compensation of our Chief Executive Officer

          We hired Mr. Clarke in March 2002.  His compensation was designed to attract him to Neose, to be competitive with the compensation packages offered by comparable companies, and to make a significant percentage contingent on his and our performance.  We agreed to pay him a minimum base salary of $450,000 per year and a performance incentive bonus, with a target amount of 75% of base salary, based upon the achievement of goals established by the Board of Directors and Mr. Clarke.  Mr. Clarke was paid a base salary of $450,000 and a bonus, all in RSUs, of $253,125, for 2004.  His bonus for 2004 was 56.25% of his base salary, based on the Company’s performance under his leadership in reference to specific corporate objectives established by the Board at the beginning of 2004, specifically the filing of an IND, which was not achieved, and the achievement of milestones in our proprietary protein development and emerging technologies programs; the completion of business development transactions; the completion of equity offerings; the achievement of manufacturing milestones; the achievement of organizational development objectives; and management to budget.  Mr. Clarke was granted options to purchase 200,000 shares during 2004.

          As explained above under “Base Salaries” and “Annual Bonuses,” Mr. Clarke’s base salary for the period commencing March 1, 2005 through February 28, 2006 has been reduced to $405,000, his entire 2004 bonus was paid in RSUs, and his entire 2005 bonus, if any, will be paid in RSUs.

Internal Revenue Code Section 162(m)

          Under Section 162(m) of the Internal Revenue Code, we will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per executive officer in any one year. Compensation that qualifies as performance-based compensation is not taken into account for purposes of the limitation. The definition of performance-based compensation includes compensation deemed paid in connection with the exercise of certain stock options. The exercised stock options must have an exercise price equal to the fair market value of the option shares on the grant date to qualify as performance-based compensation. Our 2004 Equity Incentive Plan is intended to assure that the exercise of stock options issued under these plans will qualify as performance-based compensation. The non-qualified option to purchase 487,520 shares of common stock, which was granted to Mr. Clarke in 2002 upon commencement of his employment, was not granted under the 1995 Stock Option/Stock Issuance Plan and is not intended to qualify for the performance-based exemption under Section 162(m).

          Other than the 2005 adjustments discussed above, the Compensation Committee has not taken any action to limit or restructure the elements of cash compensation payable to our executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer approach the $1 million level.

Compensation Committee of the Board of Directors

Douglas J. MacMaster, Jr., Chairman
L. Patrick Gage, Ph.D.
Elizabeth H.S. Wyatt

Certain Relationships and Related Transaction

          In May 2001, we entered into a tuition reimbursement agreement with A. Brian Davis, who currently serves as our Senior Vice President and Chief Financial Officer. Under the agreement, we agreed to lend Mr. Davis the amounts necessary to pay for tuition payments and related costs and fees for an MBA degree. Interest accrues on the loan at 4.71% per year, and is payable annually beginning in May 2002. The agreement provides that we will forgive repayment of the principal amount outstanding in four equal, annual installments commencing in May 2004 if he remains employed by us on each forgiveness date. The agreement also provides that we will forgive the accrued interest on its annual due date and, if Mr. Davis is terminated without cause, we will forgive all outstanding principal and interest. As of December 31, 2004, the amount outstanding under the agreement, including accrued interest, was approximately $88,000.

Common Stock Performance Graph

          The following Common Stock Performance Graph shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference therein.

          The following graph assumes that $100 was invested on December 31, 1999, in our common stock.  The graph compares the cumulative return, which includes the reinvestment of dividends, of this investment with an equivalent investment on that date in the NASDAQ Stock Market – U.S. Index (the “NASDAQ Composite”) and the NASDAQ Stock Market Biotech Index (the “NASDAQ Biotech Index”).

Proposal 2 — Ratification of Appointment of Independent Registered
Public Accounting Firm

          The Audit Committee of the Board of Directors has appointed KPMG LLP as our independent auditors to audit our financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of management’s assessment of our internal control over financial reporting for the year ending December 31, 2005.  KPMG LLP has served as our auditors since April 2002.  Services provided to the Company by KPMG LLP during 2004 are described under “Relationship with Independent Registered Public Accounting Firm” on page 10.

          Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Vote Required and Recommendation

          The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this proposal is required for approval of this proposal.

          The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of KPMG LLP as our auditors for fiscal 2005.

          In the event that the stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

Proposal 3 — Amendment of our 2004 Equity Incentive Plan

Proposed Amendment

          At the Annual Meeting, a proposal will be presented to the stockholders to approve and adopt an amendment to our 2004 Equity Incentive Plan to increase by 500,000 shares the number of shares of common stock authorized under the plan. As of the record date for the Annual Meeting, March 14, 2004, 500,000 shares represented 1.5% of the outstanding shares of our common stock.  Of the 6,874,074 shares currently authorized under the plan, 815,137 shares have been issued pursuant to option exercises and are no longer available for grant. Of the remaining 6,058,937 shares available for grant under the plan as of March 14, 2004, options to purchase 5,215,930 shares of common stock were outstanding, 252,208 RSUs were outstanding, and 590,799 shares remained available for future grants.

          In March 2005, the Board adopted the amendment, subject to approval by our stockholders. We believe that our ability to grant equity incentives under the plan is a valuable and necessary compensation tool that aligns the long-term financial interests of employees, non-employee directors and consultants with the financial interests of our stockholders. As a result of the grant and contemplated future grants of RSUs, as described in the “Report of the Compensation Committee” elsewhere in this Proxy Statement, the need for shares available for options and RSUs has increased.  In addition, we believe that the plan helps us to attract, retain, and motivate qualified employees and board members, and encourages them to devote their best efforts to our business and financial success. An increase in the number of shares available for issuance under the plan is necessary to meet these objectives. The Board of Directors believes that approval of Proposal 3 is in the best interests of Neose and its stockholders.

          The material features of the plan as now in effect are described below. Approval of the proposal to amend the 2004 Equity Issuance Plan requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Annual Meeting.

The Board of Directors recommends a vote “FOR” the proposal to amend the plan.

Description of the 2004 Equity Incentive Plan

          The equity incentive plan requires the Board of Directors to designate a committee of two or more non-employee directors as the plan administrator.  Our Compensation Committee has been designated the plan administrator and administers the plan.  The following types of awards are available under the equity incentive plan: incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares and RSUs.

          Subject to the approval of our stockholders, our Board of Directors has authorized an increase to 1,090,799 shares of stock available to be subject to future awards under the plan.  Any of those shares may be subject to incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, RSUs or any combination of any of them.  Shares of common stock issuable under the 2004 Equity Incentive Plan are covered by a registration statement on Form S-8.

     Eligibility

          All employees, non-employee directors, and consultants are eligible to receive awards under the equity incentive plan.  In addition to being eligible to receive awards under the plan generally, non-employee directors are eligible to receive automatic grants of options upon the occurrence of each Annual Meeting at which they serve as a director, including the first Annual Meeting at which they are first elected to our Board of Directors, and to receive grants of options in lieu of a portion of their fees for serving as directors.  As of March 14, 2005, there were approximately 171 employees and 8 non-employee directors who would be eligible to participate in the equity incentive option plan.  In any given year, no person may be granted awards with respect to more than 1,000,000 shares of common stock under the equity incentive plan.

          Generally, the Compensation Committee determines which eligible employees, non-employee directors and consultants will receive awards under the plan.  However, the Board of Directors may delegate the authority to grant awards to employees who are not subject to Section 16 of the Securities Exchange Act of 1934 to a committee of one or more officers of Neose and/or one or more members of the Board of Directors.  The Board has delegated this authority to two executive officers.

     Stock Options and Stock Appreciation Rights

          The Compensation Committee may grant stock options and stock appreciation rights to eligible employees and directors under the 2004 Equity Incentive Plan.  The Compensation Committee has complete discretion to determine:

•	Which eligible individuals are to receive option grants or stock appreciation rights;
•	The time or times when option and stock appreciation rights grants are to be made;
•	The number of shares subject to, and the vesting schedule for, each option grant and stock appreciation right;
•	The designation of each stock option as either an incentive or a non-qualified stock option;
•

The maximum term for which each option grant and stock appreciation right is to remain outstanding, which term, for an incentive stock option, may not exceed ten years, and for an incentive stock option granted to a person who owns more than 10% of the voting power of Neose may not exceed five years; and

•

The exercise price for each option and stock appreciation right, which for a non-qualified stock option may not be less than 85% of the fair market value of the stock on the date of grant.  If the recipient of an incentive stock option owns more than 10% of the voting power of Neose, the exercise price must be at least 110% of the fair market value on the date of grant.  For all other recipients, the exercise price of an incentive stock option must be at least 100% of the fair market value on the date of grant.

          The Internal Revenue Code allows an optionee to receive incentive stock options only to the extent that the aggregate amount of incentive stock options exercisable for the first time by an optionee during any calendar year does not exceed $100,000. Any stock option that is granted to an optionee who fails to meet the criteria for an incentive stock option must be treated as a non-qualified stock option.

          For purposes of the plan, the fair market value of the common stock is the closing sale price per share on the grant date as such price is reported on The NASDAQ Stock Market.  If there is no reported closing sale price on such date, the fair market value is the closing sale price on the last preceding date for which a quotation exists.  The closing sale price per share of common stock on March 14, 2005 was $3.53.

          Under our By-Laws, the Compensation Committee may not cancel outstanding options under the plan in return for the grant of new options for the same or different number of option shares unless such repricing is approved by our stockholders.

          Stock appreciation rights may be issued under the plan. Each stock appreciation right will entitle the holder to surrender the stock appreciation right for a distribution from Neose equal to the fair market value of a share of common stock less the exercise price of the stock appreciation right.  The distribution may be made in cash or in shares of common stock, as determined by Neose.

     Automatic Non-Employee Director Option Grants

          Under the equity incentive plan, each non-employee director, on the date he or she is first elected or appointed to the Board of Directors, will automatically be granted an option to purchase 30,000 shares of common stock, provided that such individual has not been previously employed by us.  In addition, upon each annual re-election to the Board, each non-employee director with at least six months of Board service will automatically be granted an option to purchase an additional 10,000 shares of common stock.

          All automatic non-employee director option grants will be made in strict compliance with the provisions of the equity incentive plan.  Accordingly, the Compensation Committee does not exercise any administrative discretion with respect to these automatic option grants.  Each automatic option is immediately exercisable and has a term of 10 years, subject to earlier termination following the director’s cessation of service on the Board.  Any shares purchased upon exercise of the option, however, are subject to repurchase if the director’s service as a non-employee director ceases prior to vesting of the shares.  The 30,000 shares subject to an initial automatic option grant will vest in successive equal, annual installments over the director’s initial four-year period of Board service.  The shares subject to each additional automatic option grant vest upon the director’s completion of one year of service on the Board of Directors, as measured from the grant date.  In addition, shares subject to each outstanding option will vest immediately upon certain changes in the ownership or control of Neose.

     Restricted Shares and Restricted Share Units

          The Compensation Committee may grant restricted shares and RSUs to eligible employees and directors under the equity incentive plan.  A restricted share is a share of Neose common stock that is subject to restrictions as determined by the Compensation Committee.  An RSU entitles the holder, upon satisfaction of vesting conditions, to a distribution from the Company of a share of our common stock (or cash payment equal to the fair market value of a share of our common stock) subject to restrictions as determined by the Compensation Committee.  The Compensation Committee also has complete discretion to determine:

•	Which eligible individuals are to receive restricted shares and RSUs;
•	The time or times when grants of restricted shares and RSUs are to be made;
•	The consideration, if any, to be paid for the restricted shares;
•	The number of shares subject to restricted shares and RSUs; and
•	When the restrictions applicable to each restricted share and RSU will lapse.

The restrictions applicable to restricted shares and RSUs may lapse in one or more installments over a period of service, may lapse upon the attainment by the Company and or the holder of certain performance milestones determined by the Compensation Committee or upon some combination of the holder’s serving for some period and the attainment of established performance goals.

          Corporate Transactions

          If we are a party to certain corporate transactions, including certain mergers or asset sales, the Board may, in its sole and absolute discretion and without the need for the consent of any optionee or other award holder, take one or more of the following actions contingent upon the occurrence of the transaction:

•	cause any or all outstanding stock options and stock appreciation rights held by plan participants affected by the transaction to become fully vested and immediately exercisable;
•	cause the restrictions on any or all outstanding restricted shares and RSUs held by participants affected by the transaction to lapse and for the restricted shares and RSUs to become non-forfeitable;
•	cancel any award held by a participant affected by the transaction in exchange for a similar award related to the common stock of any successor corporation; and
•	cancel or redeem any or all awards held by participants affected by the transaction for cash and/or other substitute consideration.

     Amendment and Termination of the Plan

          The Board has complete and exclusive power and authority to amend or modify the plan in any, or all, respects.  No amendment, however, may adversely affect the rights and obligations of awards outstanding under the plan at the time of such amendment, without the consent of the award holder.  In addition, the Board may not, without stockholder approval, amend the equity incentive plan to:

•

Increase the maximum number of shares issuable under the equity incentive plan, or the maximum amount of shares for which any one individual participating in the equity incentive plan may be granted stock options, stock appreciation rights, restricted shares or RSUs for any given year;

•	Materially modify the eligibility requirements for participation; or
•	Otherwise materially increase the benefits accruing to participants.

          The equity incentive plan will terminate on the date on which all shares available for issuance under the stock option plan have been issued.  However, no incentive stock options and no automatic non-employee director options may be granted after May 6, 2014 (or, if the stockholders later approve an amendment that increases the number of shares subject to the equity incentive plan, the 10th anniversary of the date of such approval).

Federal income tax consequences of the plan

          The following discussion summarizes the principal federal income tax consequences of the plan based on the Internal Revenue Code and its regulations, and administrative and judicial interpretations. The summary does not address any foreign, state, or local income, or FICA, tax consequences of participation in the plan.

     Non-Qualified Stock Options

          There generally are no federal income tax consequences to an optionee or to Neose upon the grant of a non-qualified stock option.  Upon the exercise of a non-qualified stock option, an optionee will recognize ordinary compensation income in an amount equal to the fair market value of the shares at the time of exercise less the exercise price of the non-qualified stock option.  We generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares of common stock that were acquired by the exercise of a non-qualified stock option, an optionee will recognize a capital gain or loss.  The amount of the capital gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the optionee’s adjusted tax basis in the shares of common stock.  The optionee’s adjusted tax basis in the shares of common stock is equal to the exercise price plus the amount of ordinary income recognized by the optionee at the time of exercise of the non-qualified stock option.  The tax rate for the capital gain will depend on the length of time the shares were held by the optionee and other factors.  Due to recent changes in federal tax law, the tax consequences described above would not apply to a non-qualified stock option with an exercise price below the underlying stock’s fair market value on the date of grant.  In light of the recent tax law change, we do not intend to grant any non qualified stock options with an exercise price below the fair market value of the shares subject to the option on the date of grant.

     Incentive Stock Options

          A recipient of an incentive stock option will not recognize taxable income, for purposes of the regular income tax, upon either the grant or exercise of the incentive stock option.  Under the provisions of the Internal Revenue Code governing the alternative minimum tax, however, the exercise of an incentive stock option generally increases the recipient’s alternative minimum taxable income in the year in which an incentive stock option is exercised.  The amount of the increase is equal to the fair market value of the shares of common stock acquired upon exercise less the stock option exercise price. Upon a qualifying disposition of shares acquired upon exercise of an incentive stock option, an optionee will recognize long-term capital gain or loss, and we will not be entitled to a corresponding federal income tax deduction.  For these purposes, a qualifying disposition is defined as a disposition of shares at least two years after the incentive stock option is granted and at least one year after exercise of the incentive stock option.  As a general rule, if an optionee disposes of the shares acquired upon exercise of an incentive stock option before satisfying both holding period requirements, the gain recognized on such a disposition will be taxed to the optionee as ordinary income, and we generally will be entitled to a corresponding federal income tax deduction.  The amount of ordinary income is the difference between the fair market value of the shares on the date of exercise and the option exercise price. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the optionee held the shares prior to the disposition.

     Stock Appreciation Rights

          A recipient of a stock appreciation right will not recognize any income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the recipient will recognize ordinary compensation income in the amount of the fair market value of the shares of common stock received upon such exercise, and we generally will be entitled to a corresponding federal income tax deduction. When the recipient sells shares acquired upon the exercise of a stock appreciation right, he or she will recognize a capital gain or loss. The amount of the capital gain or loss will be equal to the difference between the amount realized on the sale and the amount of ordinary income recognized at the time of exercise of the stock appreciation right. Due to recent changes in federal tax law, the tax consequences described above would not apply if the stock appreciation right recipient received cash upon exercise of the stock appreciation right.  In light of the recent tax law change, we do not intend to grant any stock appreciation rights that are exercisable for cash.

     Restricted Shares

          A recipient of restricted shares normally will not recognize taxable income upon the grant of the shares, and we will not be entitled to a corresponding federal income tax deduction. When the shares either are transferable or are no longer subject to a substantial risk of forfeiture, the recipient will recognize ordinary compensation income, and we generally will be entitled to a corresponding federal income tax deduction. The amount of the ordinary compensation income will be equal to the difference between the fair market value of the common stock at that time and any amount paid by the recipient for the shares. Upon the recipient’s sale of shares of common stock that were issued as restricted shares, the recipient will recognize a capital gain or loss.  The amount of the capital gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the recipient’s adjusted tax basis in the shares of common stock.  The recipient’s adjusted tax basis in the shares of common stock is equal to the amount, if any, paid by the recipient for the shares, plus the amount of ordinary income recognized by the recipient upon the lapse of the restrictions applicable to the shares.  The tax rate for the capital gain will depend on the length of time the shares were held by the recipient and other factors.

          A recipient may elect to recognize ordinary compensation income in the year the restricted shares are awarded to him or her, despite the restrictions on the shares, and, if such an election is made, we generally will be entitled to a corresponding federal income tax deduction at that time.  The amount of ordinary compensation income recognized in connection with such an election will be equal to the difference between the fair market value of the common stock at the time of grant and any amount paid for the shares.  If such an election is made, there generally are no federal income tax consequences to the restricted share recipient or to Neose upon the lapse of restrictions on the restricted shares.

     Restricted Share Units

          A recipient of an RSU will not recognize any income upon the grant of a restricted share unit.  When payment in respect of an RSU is made, the recipient will recognize ordinary compensation income in the amount of the fair market value of the shares of common stock received (or any cash received in lieu thereof), and we generally will be entitled to a corresponding federal income tax deduction.  When the recipient sells any shares acquired as payment in respect of RSUs, he or she will recognize a capital gain or loss. The amount of the capital gain or loss will be equal to the difference between the amount realized on the sale and the amount of ordinary income recognized in connection with the initial receipt of the shares.

     Payment of Withholding Taxes

          Our obligation to deliver shares of common stock in respect of any the exercise of any stock option or stock appreciation right or any restricted share or RSU grant and our obligation to pay any other amounts under the equity incentive plan is subject to the satisfaction of all applicable income and employment tax withholding requirements.  In some circumstances, we permit plan participants to remit directly to the appropriate taxing authority the amount of his or her withholding tax obligations.

Plan Benefits

          The benefits and amounts that may be received in the future by persons eligible to participate in the equity incentive plan are not currently determinable, except as to those future automatic grants to be awarded to non-employee directors as automatic option grants.

Equity Compensation Plan Information

          The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of March 14, 2005.  The table does not include the additional shares requested for issuance under the 2004 Equity Incentive Plan proposed for approval by our stockholders in Proposal 3.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in second column)

Equity compensation plans approved by securityholders	5,468,138	$13.35	590,799
Equity compensation plans not approved by securityholders	499,186	$31.88	—

Total	5,967,324	$14.90	590,799

Option Grants Under Plans Not Approved by Stockholders

          On March 29, 2002, our board of directors approved a grant to C. Boyd Clarke in connection with his appointment as President and Chief Executive officer of a non-qualified stock option to purchase 487,520 shares of common stock.  The option grant to Mr. Clarke is not pursuant to the stock option plan and has not been submitted to, and is not required to be submitted to, the stockholders for approval.  The option is exercisable for a period of ten years at a price of $32.05 per share, which was the fair market value of the underlying stock on the date of grant. The option is subject to a vesting schedule pursuant to which options are vested and exercisable with respect to 357,824 shares as of March 14, 2005, and will vest on a monthly basis thereafter and become exercisable with respect to an aggregate of 101,566 shares in the remainder of 2005, and 28,130 shares in the first three months of 2006.

          On December 6, 1995, the Company granted options to two consultants in connection with services provided to the Company. These options are now fully vested and exercisable at a price of $13.80 per share with respect to 8,333 shares for one consultant and 3,333 for the other. These options expire on December 6, 2005.

Requirements for Advance Notification of Nominations
and Stockholder Proposals

     Advance Notice Requirements for next year’s Annual Meeting

          Under Section 11 of Article II of our By-Laws, you may nominate a person for election as a director or propose business to be considered at next year’s Annual Meeting if you:

•	Are a holder of record at the time of giving the notice described below;
•	Are entitled to vote at next year’s Annual Meeting; and
•

Deliver a written notice of intent to make a nomination or proposal to our Corporate Secretary at our offices. You must deliver the written notice of intent, which must contain the relevant information described below, between October 31, 2005 and November 30, 2005. If the date of next year’s Annual Meeting is earlier than March 7, 2006 or later than June 5, 2006, however, your written notice of intent must be delivered between the 90th day before next year’s Annual Meeting and the later of:

	•	The 60th day before next year’s Annual Meeting; or
	•	The 10th day after our first public announcement of next year’s Annual Meeting date.

          If the Board of Directors decides to propose, for next year’s Annual Meeting, an increase in the number of directors, the advance notice requirements will differ from those described above if we fail to make a timely public announcement of the proposal. Our public announcement must be made as described in our By-Laws, and must either name all of the nominees for director or specify the new size of the Board of Directors. To be considered timely, our first public announcement of such a proposal must be made:

•	By November 30, 2005, if the date of next year’s Annual Meeting is between March 7, 2006 and June 5, 2006; or

•	By 70 days before next year’s Annual Meeting, if the date of next year’s Annual Meeting is earlier than March 7, 2006 or later than June 5, 2006.

          If we fail to meet the applicable deadline for making a timely public announcement, and you would like to nominate individuals for the new position(s) created by the increase, you must deliver your written notice of intent by no later than the 10th day after our first public announcement. Your written notice of intent may nominate individuals only for new position(s) created by the increase, and must contain the information described below.

     Requirements for a Written Notice of Intent

          Your written notice of intent to make a nomination or proposal must contain your name, address, and the number of each class of our shares you own beneficially and of record. If you are delivering the written notice of intent on behalf of a beneficial owner of our shares, the written notice of intent also must contain the beneficial owner’s name, address, and the number of each class of our shares held beneficially and of record. Your written notice of intent also must include:

•

As to each person you propose to nominate for election or re-election as a director, the nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	As to any other business you propose to bring before the meeting:

	•	A brief description of the business;
	•	The reasons for conducting the business at the meeting; and
	•	Your material interest in the business, or the material interest in the business of the beneficial owner, if any, on whose behalf the proposal is made.

     Other Requirements

          You also must comply with all applicable requirements of the Securities Exchange Act of 1934 for nominations of directors and proposals of business to be conducted at stockholder meetings. If you have not complied with the procedures described above, the chairman of a meeting may refuse to acknowledge your nomination or proposal. These procedures will not be deemed to affect any of your rights under Rule 14a-8 under the Securities Exchange Act of 1934 to request inclusion of proposals in our proxy statements.